Rule 424(b)(2)
                                                     Registration No. 333-75723


PRICING SUPPLEMENT NO. 41 dated February 2, 2001
to Prospectus Supplement dated April 30, 1999 and Prospectus dated April 30, 1999.

                                 LEHMAN BROTHERS HOLDINGS INC.
                                  Medium-Term Notes, Series F
                           Due Nine Months or More From the Date of Issue
                                     (Floating Rate Coupon)

Cusip No.:                      52517PRR4

Principal Amount:               $25,000,000.00

Net Proceeds:                   $24,912,500.00

Price to Public:                100.0%

Agent's Commission:             .35%

Original Issue Date:            02/06/01

Interest Index:                 Fed Funds open rate, Telerate page 5, if not
                                available, as per Federal Funds open rate at Garvin GuyButler. If the rate is not available from Telerate page 5 or from Garvin GuyButler, the rate will be taken from Telerate page 4833 or from Prebon Marshall Yamane. The rate will be calculated on a weighted basis, meaning
                                Friday's rate will be in effect for Saturday and Sunday.

Spread:                         0.55%

Initial Interest Rate:          Interest index posted on 05/06/01, plus spread

Interest Payment Period:        Quarterly on the 6th

Interest Reset Dates:           Same as interest payment dates

Interest
Determination Dates:            Same New York business day

Interest Payment Dates:         Quarterly on the 6th, commencing on 05/06/01,
                                subject to modified business day convention.

Maturity Date:                  02/06/04

Authorized Denomination:        $1,000 or any larger whole multiple.

Lehman Brothers Holdings Inc.

By:/s/Thomas O'Sullivan
Name: Thomas O'Sullivan
Title: Authorized Signatory